Exhibit 23.4

By Courier
The Board of Directors China Unistone Acquisition Corporation 105 West 13th Street, Suite 7A New York, NY 10011 United States of America	September 8, 2006 Our ref: 70203/sh1205/3108

Dear Sirs,

BEIJIING SIHITECH TECHNOLOGY CO., LTD ("SIHITECH")
BEIJING e-CHANNELS CENTURY TECHNOLOGY CO., LTD ("E-CHANNELS")

        We hereby consent to the use in the Form S-4/A of the Company dated September 8, 2006 our report dated August 21, 2006 relating to the consolidated financial statements of Beijing Sihitech Technology Co., Ltd. for the year ended December 31, 2005 and our report dated August 21, 2006 relating to the financial statements of Beijing e-Channels Century Technology Co., Ltd for the year ended December 31, 2005. We also consent to the reference to our Firm under the caption "Experts" in such Form S-4/A.

Yours faithfully,

BDO McCABE LO LIMITED

/s/ BDO McCABE LO LIMITED